    As filed with the Securities and Exchange Commission on October 19, 1995

                                                       Registration No. 33-_____
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                            ____________________

                   FIRST FINANCIAL MANAGEMENT CORPORATION
           (Exact Name of Registrant as specified in its Charter)
                            ____________________

        Georgia                                           58-1107864
(State of Incorporation)                    (I.R.S. Employer Identification No.)

 5660 New Northside Drive, Suite 1400
           Atlanta, Georgia                                         30328
(Address of Principal Executive Offices)                          (Zip Code)

            EMPLOYEE BENEFIT PLANS, INC. 1986 STOCK OPTION PLAN,
            EMPLOYEE BENEFIT PLANS, INC. 1990 STOCK OPTION PLAN,
 EMPLOYEE BENEFIT PLANS, INC. 1991 LONG-TERM INCENTIVE PERFORMANCE PLAN, AND
    EMPLOYEE BENEFIT PLANS, INC. 1993 OUTSIDE DIRECTORS STOCK OPTION PLAN
                          (Full Title of the Plans)

         Randolph L.M. Hutto                                with copies to:
        Senior Executive Vice                               George L. Cohen
    President and General Counsel                   Sutherland, Asbill & Brennan
First Financial Management Corporation               999 Peachtree Street, N. E.
 5660 New Northside Drive, Suite 1400                Atlanta, Georgia 30309-3996
       Atlanta, Georgia 30328                                (404) 853-8000

                   (Name and Address of Agent for Service)

                               (770) 857-0001
        (Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE


                                              Proposed maximum         Proposed maximum
  Title of securities     Amount to be         offering price         aggregate offering        Amount of
   to be registered        registered           per share(1)               price(1)         registration fee
  -------------------     ------------        ----------------        ------------------    ----------------
  Common Stock,                              Prices ranging from
  $.10 par value         7,820 shares(2)      $12.23 to $201.27           $ 877,799              $ 303

  Common Stock,                              Prices ranging from
  $.10 par value        15,817 shares(3)      $44.31 to $197.47           $1,482,391             $ 512

  Common Stock,                              Prices ranging from
  $.10 par value        22,130 shares(4)      $41.78 to $221.52           $1,827,605             $ 631
  Common Stock,
  $.10 par value        10,868 shares(5)      $37.98 to $73.42            $ 552,826              $ 191

                                                                  Total Registration Fee:        $1,637


(1) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, and represents the prices per share at which outstanding options may be exercised multiplied by the number of shares that may be acquired (known to be $877,799 for the Employee Benefit Plans, Inc. ("EBP") 1986 Stock Option Plan,
$1,482,391 for the EBP 1990 Stock Option Plan, $1,827,605 for the EBP 1991 Long-Term Incentive Performance Plan and $552,826 for the EBP 1993 Outside Directors Stock Option Plan). No additional options will be granted under these plans.

(2) This represents the maximum number of shares of the Registrant's Common Stock, $.10 par value per share, that could be acquired upon exercise of all outstanding options under the EBP 1986 Stock Option Plan.

(3) This represents the maximum number of shares of the Registrant's Common Stock, $.10 par value per share, that could be acquired upon exercise of all outstanding options under the EBP 1990 Stock Option Plan.

(4) This represents the maximum number of shares of the Registrant's Common Stock, $.10 par value per share, that could be acquired upon exercise of all outstanding options under the EBP 1991 Long-Term Incentive Performance Plan.

(5) This represents the maximum number of shares of the Registrant's Common Stock, $.10 par value per share, that could be acquired upon exercise of all outstanding options under the EBP 1993 Outside Directors Stock Option Plan.

================================================================================

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS


Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

        *Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by First Financial Management Corporation ("FFMC") with the SEC (File No. 1-10442) pursuant to the Exchange Act are incorporated herein by reference: (1) FFMC's Annual Report on Form 10-K for the year ended December 31, 1994; (2) FFMC's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995; (3) FFMC's Current Reports on Form 8-K dated November 4, 1994 (reporting the proposed acquisition of Western Union Financial Services, Inc. and related assets ("Western Union")), November 15, 1994 (confirming consummation of the acquisition of Western Union and reflecting various adjustments in the Stock Purchase Agreement with respect to the acquisition of Western Union), March 28, 1995 (providing updated pro forma financial information regarding FFMC's acquisition of Western Union), June 9, 1995 (filing certain additional material contracts), June 12, 1995 (reporting FFMC's agreement to merge with a subsidiary of First Data Corporation ("First Data")), July 25, 1995 (providing historical financial data for First Data and CESI Holdings, Inc.), and September 11, 1995 (providing updated pro forma financial information with respect to the proposed merger of FFMC with a subsidiary of First Data); and (4) the description of FFMC's Common Stock contained in its Registration Statement on Form 8-A, filed on January 16, 1990, as updated by Item 2, Part II to FFMC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1990 and information contained in Note I to the financial statements included in FFMC's Annual Report on Form 10-K for the year ended December 31, 1993.

        All documents filed by FFMC pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this Registration Statement from the date of the filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The legality of the shares of the Registrant's $.10 par value common stock ("Common Stock") has been passed upon for the Registrant by Sutherland, Asbill & Brennan, Atlanta, Georgia. George L. Cohen, a partner in Sutherland, Asbill & Brennan, is a director of the Registrant. Attorneys at Sutherland, Asbill & Brennan participating in matters relating to the offering beneficially own 18,794 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

Georgia Business Corporation Code

        Section 14-2-851 of the Georgia Business Corporation Code (the "GBCC") authorizes a Georgia corporation to indemnify a director against loss or expense if it is determined that the director acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, except that in proceedings to obtain a judgment in favor of the corporation, indemnification would be limited to reasonable expenses incurred in connection with the proceeding, and, in the case of adjudicated liability, only if the director did not derive an improper personal benefit.

        This indemnification under the GBCC may be made by a Georgia corporation only upon (1) a determination by the majority vote of a quorum of non-party directors or if such a quorum cannot be obtained, by majority vote of a committee consisting of two or more non-party directors, by special legal counsel, or by the affirmative vote of stockholders excluding shares owned or the voting of which is controlled by directors who are parties to the proceeding, that indemnification is proper because the statutory standard of conduct has been met and (2) authorization by majority vote of a quorum of non-party directors or a special committee consisting of two or more non-party directors, or if such a quorum or committee cannot be obtained, by majority vote of the full board of directors, or by the stockholders as described above.

        Section 14-2-852 of the GBCC also provides for the mandatory indemnification of a director to the extent the director has been successful (whether or not on the merits) in the defense of any proceeding to which he was a party, unless provided otherwise by the articles of incorporation. In addition, Section 14-2-854 of the GBCC authorizes indemnification of a director by court order if the court determines that the director is entitled to mandatory indemnification or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the statutory standard of conduct, or was adjudged liable to the corporation or improperly derived a personal benefit, but in that event court-ordered indemnification is limited to reasonable expenses incurred in connection with the proceeding. Furthermore, Section 14-2-856 of the GBCC permits broader indemnification, including indemnification against liability to the corporation, if authorized by the articles of incorporation or by a bylaw, resolution or contract authorized by majority vote of the stockholders entitled to vote thereon; however, such indemnification may not be provided to a director against liability for appropriation of a business opportunity of the corporation in violation of the director's duties, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, authorization of any dividend, redemption or distribution of assets in violation of the GBCC, or any transaction from which the director derived an improper personal benefit.

        Section 14-2-857 of the GBCC permits a Georgia corporation to indemnify an officer, employee or agent who is not a director to the extent not inconsistent with public policy. An officer who is not a director is also entitled to the mandatory indemnification and court-ordered indemnification available to a director.

        The GBCC provides that a Georgia corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation, or one serving as such for another entity or enterprise at the request of the corporation against liability whether or not the corporation would have the power to indemnify him against such liability under the GBCC.

        Bylaws

        Article Seven of the Registrant's Bylaws implements the power granted by the 1989 revision of the GBCC regarding indemnification of directors and officers. Under Article Seven, the Registrant is required to indemnify each person who is or was a director or officer of the Registrant (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Registrant as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is made a party to a proceeding because he is or was a director or officer of the Registrant or was serving any such other entity at the Registrant's request against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification required by Article Seven also covers reasonable expenses of any such proceeding, including payment or reimbursement of such expenses in advance of final disposition of the proceeding, if the person affirms in writing his good faith belief that he is entitled to such indemnification and agrees to repay any advances if it is ultimately determined that he is not entitled to such indemnification.

        Unless ordered by a court based on a determination that the person is entitled to such indemnification because he was successful on the merits or otherwise in defending against a claim or a determination that he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, indemnification is required under Article Seven only if there is a determination pursuant to Section 14-2-855 of the GBCC that the person to be indemnified has met the standard of conduct required for indemnification and the determination is made by: (1) a majority vote of a quorum of directors not parties to the proceeding or, in the absence of such quorum, by a majority vote of a committee of two or more directors not parties to the proceeding; (2) special legal counsel; or (3) the stockholders (excluding the votes of shares owned by or voted under the control of directors who are parties to the proceeding).

        As expressly authorized by Section 14-2-856 of the GBCC, the Board of Directors approved and submitted to the Registrant's stockholders, who also approved at their May 2, 1990 annual meeting, the addition of a new Section 7.2 of the Bylaws. Section 7.2 grants to directors and officers of the Registrant and its subsidiaries additional rights to indemnification with respect to proceedings brought by the Registrant or stockholders' derivative actions brought on its behalf, except where the person is adjudged liable to the Registrant or is subjected to injunctive relief in its favor for any of the following: (1) appropriation of any business opportunity of the Registrant;
(2) intentional misconduct or knowing violations of law; (3) unlawful distributions; or (4) any transaction from which he received an improper personal benefit.

        Section 7.2 also requires advances or reimbursements of expenses of the director or officer in connection with any such proceeding if he affirms his good faith belief that his conduct does not fall within the enumerated exceptions to such indemnification and he agrees to repay any expense advances or reimbursements if it is ultimately determined that he is not entitled to indemnification under Section 7.2. Any indemnification under Section 7.2 (other than advances or reimbursements of expenses) shall be made only if there has been a determination that the director or officer is entitled to such indemnification under Section 7.2 of the Bylaws and Section 14-2-856 of the GBCC and such determination is made by: (1) a majority vote of a quorum of directors not parties to the proceeding or, in the absence of such quorum, a majority vote of a committee of two or more directors not parties to the proceeding; (2) special legal counsel; or (3) the stockholders (excluding the votes owned by or voted under the control of directors who are parties to the proceeding).

        Article VIII of the Registrant's Restated Articles of Incorporation, adopted by its stockholders in 1987, exculpates directors of the Registrant as to personal liabilities to the Registrant or its stockholders for monetary damages for breaches of the director's duties, with the same enumerated exceptions as applicable to indemnification under the newly adopted Section
7.2. Accordingly, Section 7.2 as to the Registrant's directors coordinates the indemnification rights with the liability exculpation exceptions under the Registrant's Restated Articles of Incorporation. Indemnification authorized by
Section 7.2, however, also extends to liabilities incurred by the Registrant's officers and by persons serving, at the Registrant's request, in various capacities with other entities, such as the Registrant's subsidiaries, subject to the exceptions and conditions set forth in Section 7.2.

        Indemnification Agreements

        The Registrant has entered into indemnification agreements with its directors and executive officers providing for indemnification to the fullest extent permitted by applicable law, the Registrant's bylaws and resolutions of the board of directors and shareholders of the Registrant as in effect on the date of execution of each such indemnification agreement and to such greater extent as applicable law may thereafter from time to time permit. The terms of these indemnification agreements are consistent with the terms of Article 7 of the Registrant's Bylaws.

        Insurance Policies

        The Registrant currently maintains an insurance policy providing reimbursement of indemnification payments to officers and directors of the Registrant and its subsidiaries and reimbursement of certain liabilities incurred by directors and officers of the Registrant and its subsidiaries in their capacities as such, to the extent that they are not indemnified by the Registrant.

Item 7.  Exemption from Registration Claimed

        Not applicable.

Item 8.  Exhibits

4.1 Employee Benefit Plans, Inc. 1986 Stock Option Plan (and form of option agreement).

4.2 Employee Benefit Plans, Inc. 1990 Stock Option Plan (and form of option agreement).

4.3 Employee Benefit Plans, Inc. 1991 Long-Term Incentive Performance Plan (and form of option agreement).

4.4 Employee Benefit Plans, Inc. 1993 Outside Directors Stock Option Plan (and form of option agreement).

4.5 See Articles V, VI and VIII of the Registrant's Restated Articles of Incorporation (filed May 13, 1994 as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference) and Articles 1, 2, 5 and 9 of the Registrant's Bylaws, as amended through March 15, 1995 (filed as an exhibit to Registrant's Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).

5       Opinion of Sutherland, Asbill & Brennan.

23.1 Consent of Sutherland, Asbill & Brennan is contained in its legal opinion filed as Exhibit 5.

23.2    Consent of Deloitte & Touche LLP.

23.3    Consent of Ernst & Young LLP.

23.4    Consent of Ernst & Young LLP.

23.5    Letter of Ernst & Young LLP.

23.6    Consent of Price Waterhouse LLP.

24 Power of Attorney authorizing Patrick H. Thomas and M. Tarlton Pittard to sign on behalf of the other directors is contained on Page 9 of this Registration Statement.


Item 9.  Undertakings

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)       To include any prospectus required by section 10(a)
(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on October 19, 1995.


                                            FIRST FINANCIAL MANAGEMENT
                                            CORPORATION


                                            By: /s/ Patrick H. Thomas
                                                --------------------------------
                                                Patrick H. Thomas
                                                Chairman of the Board, President
                                                and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick H. Thomas and M. Tarlton Pittard, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                                Title                                             Date
         ---------                                                -----                                             ----


/s/ Patrick H. Thomas                                      Chairman of the Board,                              October 19, 1995
---------------------------------------                    President, Chief Executive
Patrick H. Thomas                                          Officer and Director


/s/ M. Tarlton Pittard                                     Vice Chairman, Chief Financial                      October 19, 1995
---------------------------------------                    Officer, Treasurer and Director
M. Tarlton Pittard


/s/ Richard Macchia                                        Executive Vice President, Finance                   October 19, 1995
---------------------------------------                    and Principal Accounting Officer
Richard Macchia


/s/ George L. Cohen                                        Director                                            October 19, 1995
---------------------------------------
George L. Cohen

                      (Signatures continued on next page)


/s/ Jack R. Kelly, Jr.                                     Director                                            October 19, 1995
---------------------------------------
Jack R. Kelly, Jr.


/s/ Henry A. Leslie                                        Director                                            October 19, 1995
---------------------------------------
Henry A. Leslie


/s/ Charles B. Presley                                     Director                                            October 19, 1995
---------------------------------------
Charles B. Presley


/s/ Virgil R. Williams                                     Director                                            October 19, 1995
---------------------------------------
Virgil R. Williams
